Exhibit 4.5

Execution Version

SHARE PURCHASE AGREEMENT

Among

XUNLEI LIMITED

SKYLINE GLOBAL COMPANY HOLDINGS LIMITED

And

CERTAIN OTHER PARTIES HERETO

Dated as of January 31, 2012

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of January 31, 2012, is entered into by and among Xunlei Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), the Selling Shareholders (as defined below), Giganology (Shenzhen) Ltd., Shenzhen Xunlei Networking Technologies Co., Ltd., and Skyline Global Company Holdings Limited (“Primavera” or the “Investor”), a company incorporated under the laws of the British Virgin Islands. The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS the Company is an exempted company with limited liability established under the laws of the Cayman Islands on February 3, 2005;

WHEREAS the Company desires to obtain investment from the Investor and the Investor desires to invest in the Company and purchase 10,580,397 New Shares (as defined below) on the terms and conditions set forth herein;

WHEREAS the Selling Shareholders desire to sell to the Investor and the Investor desires to purchase from the Selling Shareholders the Existing Shares (as defined below) on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1

INTERPRETATION

1.1. Definitions. For the purposes of this Agreement, the following terms are not defined in the text of the Agreement and shall have the following meanings:

“2012 Audited Financial Statements” means the annual consolidated financial statements of the Company for the 2012 fiscal year, audited by a “Big 4” accounting firm chosen by the Company.

“Affiliate” means, with respect to any given Person, a Person that Controls, is Controlled by, or is under common Control with the given Person. In the case of an Investor, the term “Affiliate” includes (i) any shareholder of such Investor, (ii) any of such shareholder’s general partners or limited partners, (iii) the fund manager managing such shareholder (and general partners, limited partners and officers thereof) and (iv) trusts controlled by or for the benefit of any such Person referred to in (i), (ii) or (iii).

1

“Applicable GAAP” means US GAAP, PRC GAAP or IFRS, as the case may be.

“Applicable Laws” means, with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Government Entity, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its subsidiaries or their respective assets.

“Audited Financial Statements” means the audited consolidated balance sheets of the Company as at December 31, 2009 and December 31, 2010 and the audited consolidated statements of income and cash flow for the years then ended, prepared in accordance with US GAAP.

“Business Day” means any weekday that the banks in the British Virgin Islands and Hong Kong are generally open for business.

“BVI Co.” means Xunlei Network Technologies Limited, a company organized under the laws of the British Virgin Islands,

“Circular 75” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies issued by SAFE on October 21, 2005 and any implementation, successor rule or regulation under PRC law.

“Closings” means the Initial Closing and the Second Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Group” means, collectively, the Company and its Subsidiaries, including without limitation, each of the BVI Co., the HK Co., the WFOE, the Operating Entities and Xunlei Computer (Shenzhen) Co., Ltd.

“Company Warrantors” means, collectively, the WFOE and Shenzhen Xunlei.

“Constitutional Documents” means, with respect to each Group Company, the Certificate of Incorporation, Memorandum of Association, Articles of Association, Joint Venture Agreement or similar constitutional documents for such Group Company.

“Contract” means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, purchasing arrangement and other legally binding arrangement, whether written, oral, express or implied.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Control Documents” means agreements and other documents, a list of which is set forth in Schedule A hereto, through which the WFOE controls Shenzhen Xunlei and the Operating Entities.

“Conversion Shares” shall mean the Common Shares issued or issuable upon conversion of any of the Purchased Shares, as applicable.

“Disclosure Schedule” means the Disclosure Schedule, dated of even date herewith, delivered by the Company and the Company Warrantors to the Investor in connection with this Agreement.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Founder(s)” means Sean Shenglong ZOU and Steve Hao CHENG.

“Government Entity” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company” means a member of the Company Group.

“HK Co.” means Xunlei Network Technologies Limited., a company organized under the laws of Hong Kong and a wholly-owned Subsidiary of the Company.

“Hong Kong” means the Hong Kong Special Administrative Region.

“IFRS” means the financial reporting standards and interpretations approved by the International Accounting Standards Board and includes all International Accounting Standards and interpretations issued under the former International Accounting Standards Committee from time to time.

“Indemnifiable Loss” means, with respect to any Person, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, other than consequential damages provided that (a) a party in breach had no reason to foresee such consequential damages as a probable result of such breach and that (ii) such consequential damages are not in the nature of a third party claim against such Person. Notwithstanding anything to the contrary provided in the preceding sentence, “Indemnifiable Loss” shall include, but shall not be limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person and (ii) any Taxes that may be payable by such Person by reason of the indemnification of any Indemnifiable

Loss hereunder, other than Taxes that would have been payable notwithstanding the event giving rise to indemnification.

“Initial Closing” means the closing of the purchase and sale of the Initial Closing Shares.

“Initial Closing Shares” means 9,310,749 Series D Shares of the Company purchased by the Investor and 4,432,003 of the Existing Shares purchased from the Selling Shareholders at the Initial Closing.

“Initial Closing Purchase Price” means the aggregate consideration payable by the Investor in respect of the Initial Closing Shares, which equals US$44,000,000.

“Intellectual Property” means all intellectual and industrial property rights, including all of the following and all worldwide rights therein, arising therefrom, or associated therewith: (i) trademarks, trade names, trade dress, service marks, logos, business names, and all registrations thereof and applications for registration therefor; (ii) copyrights, copyrighted works, copyright registrations, mask works and mask work registrations, and applications therefore and all other rights corresponding thereto throughout the world; (iii) trade secrets, proprietary information, technology, know-how, processes, technical data and customer lists; (iv) patents, patent applications, and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations, continuing prosecution applications and continuations-in-part thereof, and inventions and improvements (whether or not patented or patentable); (v) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; and (vi) databases and data collections and all rights therein throughout the world.

“Key Employees” means collectively, the individuals set forth on Schedule E.

“Liabilities” means, with respect to any Person, liabilities owing by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“MOFCOM” means the Ministry of Commerce or, with respect to matters to be submitted for examination and approval by the Ministry of Commerce, any Government Entity which is similarly competent to examine and approve such matter under the laws of the PRC.

“Operating Entities” means the entities which are set forth on Schedule B, each of which is a Subsidiary of the Company.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission and the SAFE on August 8, 2006, which was amended and reissued on June 22, 2009.

“Permit” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Government Entity.

“Person” means any natural person, corporation limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization, trade or industry association or any other entity or organization.

“PRC” means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Principal Agreements” means collectively, this Agreement, the Amended Shareholders Agreement, the Restated Memorandum and Articles, the Series D Director Indemnification Agreement, the Warrants and any other document or agreement as contemplated to be executed pursuant to this Agreement.

“Related Party” means (i) any officer, director, supervisory board member, or equityholder of any Group Company, (ii) any Affiliate of any such officer, director, supervisory board member, or equityholder, (iii) any Affiliate of any Group Company (other than another Group Company), and (iv) each member of the immediate family of each of the foregoing that is an individual, and any Affiliates of such member.

“RMB” means Renminbi Yuan, the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAIC” means the State Administration of Industry and Commerce or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Government Entity which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Second Closing” means the closing of the purchase and sale of the Second Closing Shares.

“Second Closing Shares” means 1,269,648 Series D Shares of the Company purchased by the Investor and 604,364 of the Existing Shares purchased from the Selling Shareholders at the Second Closing.

“Second Closing Purchase Price” means the aggregate consideration payable by the Investor in respect of the Second Closing Shares, which equals US$6,000,000.

“Selling Shareholders” means collectively the parties set forth on Schedule D, each such party being a “Selling Shareholder.”

“Senior Manager” means, with respect to any Person, the chief executive officer, the chief financial officer, the president, the general manager, any vice president or any other member of management reporting directly to the board of directors or chief executive officer of such Person.

“Series D Shares” means series D preferred shares, par value US$0.00025 per share, in the share capital of the Company.

“Shenzhen Xunlei” means Shenzhen Xunlei Networking Technologies Co., Ltd.

“Social Insurance” means any form of social insurance required under Applicable Laws, including without limitation, national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Subsidiary” means, with respect to any given Person, any other Person that is not a natural person and that is Controlled directly or indirectly by such given Person.

“Tax” or “Taxes” means (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, any social insurance and welfare benefits that a Person is required to pay or fund by any Applicable Laws or any relevant contracts between such Person and its employees or other entities, for the benefit or on behalf of any of its prior, existing and future employees or staff, whether such employees or staff are regular, temporary, full-time or part-time employees or staff of such Person or are seconded or dispatched to such Person from other entities (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Government Entity in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Government Entity in connection with any item described in clauses (a) and (b) above.

“Tax Return” means any tax return, declaration, reports, estimates, claim for refund, claim for extension, information returns, or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“US$” means United States Dollar, the legal currency of the United States of America.

“US GAAP” means generally accepted accounting principles in the United States of America.

“WFOE” means Giganology (Shenzhen) Ltd., a wholly foreign owned enterprise organized under the laws of the PRC.

1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Agreement	Preamble
Amended Shareholders Agreement	Section 7.8
Arbitration Notice	Section 11.3(a)
Centre	Section 11.3(b)
Circular 75 Registrations	Section 3.18(b)
Common Shares	Section 3.5(a)
Company	Preamble
Company Affiliate	Section 3.14(c)
Company Registered IP	Section 3.17(f)
Company Warrantors	Preamble
Confidential Information	Section 6.12
Dispute	Section 11.3(a)
Environmental Law	Section 3.19(a)
Existing Shares	Section 2.3
Existing Share Purchase Price	Section 2.3
Government Official	Section 3.14(c)
HKIAC	Section 11.3(b)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Indemnitee	Section 9.1(a)
Investor	Preamble
Lease	Section 3.16(a)
Material Adverse Effect	Section 3.13
Material Contracts	Section 3.11(a)
New Shares	Section 2.1
New Share Purchase Price	Section 2.1
Non-PRC Subsidiary	Section 3.6(c)
Preferred Shares	Section 3.5(d)
PRC Subsidiary	Section 3.1(c)
Purchase Price	Section 2.1
Purchased Shares	Section 2.3
Relevant Persons	Section 3.14(d)
Representatives	Section 6.12
Restated Memorandum and Articles	Section 7.7
Securities	Section 5.4
Series A Shares	Section 3.5(b)
Series A-1 Shares	Section 3.5(b)
Series B Shares	Section 3.5(c)
Series C Shares	Section 3.5(d)
Series D Director	Section 7.10
Series D Director Indemnification Agreement	Section 7.11
Shares	Section 3.5(d)
Statement Date	Section 3.8(b)
Total Purchase Price	Section 2.3
US Economic Sanctions	Section 6.1(b)
Warrants	Section 7.9

1.3. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in the Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under US GAAP consistently applied, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise, (vii) references to this Agreement, any other Principal Agreement and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, and (xii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 2

AUTHORIZATION, ISSUANCE, SALE AND PURCHASE

2.1. Authorization. As of the Initial Closing, the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 18,000,000 Series D Shares, having the rights, preferences, privileges and restrictions as set forth in the Fifth Amended and Restated Memorandum of Association and the Fourth Amended and Restated Articles of Association of the Company.

2.2.        Sale and Subscription of Series D Shares. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, that number of Series D Shares as set forth in Schedule C at the Initial Closing and the Second Closing (collectively, the “New Shares”). The aggregate consideration payable by the Investor for the New Shares shall be US$37,500,000 (the “New Share Purchase Price”).

2.3.        Sale and Purchase of Existing Shares. Subject to the terms and conditions of this Agreement, each of the Selling Shareholders agrees to sell to, and the Investor agrees to purchase from the Selling Shareholders, such class and quantity of existing shares of the Company as set forth opposite each Selling Shareholder’s name as set forth in Schedule D (the “Existing Shares” and together with the New Shares, the “Purchased Shares”). The aggregate consideration payable by the Investor for the Existing Shares shall be US$12,500,000 (the

“Existing Share Purchase Price” and together with the New Shares Purchase Price, the “Total Purchase Price”).

2.4.    Initial Closing. The Initial Closing shall take place remotely via the exchange of documents and signatures, on the third (3rd) Business Day after each of the conditions to the Initial Closing set forth in Section 7 and Section 8 have been satisfied or waived, or at such other time, date and place as the Parties may mutually agree upon, orally or in writing.

2.5. Second Closing. The Second Closing shall take place remotely via the exchange of documents and signatures, no more than twenty (20) Business Days following the Initial Closing provided that each of the conditions to the Second Closing set forth in Section 7 and Section 8 have been satisfied or waived, or at such time and place as the Company and the Investor mutually agree upon, orally or in writing.

2.6. Company Deliveries at Closing. At each Closing, the Company shall deliver or cause to be delivered to the Investor:

(a)         good standing certificates with respect to the Company from the applicable authority in the jurisdiction of its incorporation dated no earlier than ten (10) Business Days prior to such Closing;

(b)         a share certificate, in form satisfactory to the Investor, evidencing the sale to the Investor of the Initial Closing Shares or the Second Closing Shares, as applicable, pursuant to Section 2.2 and Section 2.3;

(c)          copy of the Company’s updated Register of Members reflecting the  Investor as the record owner of the Initial Closing Shares or the Second Closing Shares, as applicable and the Register of Directors reflecting the Primavera Director as the director of the Company as of the Initial Closing, each certified as true and accurate by the Company’s registered office provider; and;

(d)         such other documents, agreements and instruments required to be delivered by the Company to the Investor prior to the Initial Closing under the terms of this Agreement.

2.7. Company Warrantors Deliveries at Closing. At each Closing, each Company Warrantor shall deliver or cause to be delivered to the Investor each of the agreements, documents, and instruments required to be delivered by such Company Warrantor under the terms of this Agreement.

2.8.    Selling Shareholder Deliveries at Closing. At each Closing, each of the Selling Shareholders shall deliver or cause to be delivered to the Investor:

(a)         the original share certificates relating to the Existing Shares sold pursuant to Section 2.3;

(b)         duly executed instruments of transfer in the form agreed to by the Investor evidencing the transfer to the Investor of the Existing Shares pursuant to Section 2.3; and

(c)          such other documents, agreements and instruments required to be delivered by the Company to the Investor under the terms of this Agreement.

2.9.           Investor Deliveries at the each Closing. At the Each Closing, the Investor shall deliver the Initial Closing Purchase Price or the Second Closing Purchase Price, as applicable, to the Company and each of the Selling Shareholders by wire transfer of immediately available United States Dollar funds to bank accounts respectively designated by the Company and the Selling Shareholders, which account information shall be delivered to the Investor at least three (3) Business Days prior to the Initial Closing Date.

SECTION 3

REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE

COMPANY WARRANTORS

As a material inducement to the Investor to consummate the transactions set forth in this Agreement, as of the date of this Agreement and each of the Initial Closing and the Second Closing (unless any representations and warranties expressly relate to an earlier date, in which case as of such earlier date), the Company and each Company Warrantor jointly and severally represent, warrant and covenant to the Investor, in addition to such other representations and warranties as may be contained elsewhere in this Agreement, that, subject to such exceptions as may be set forth in the Disclosure Schedule with specific reference to the Section of this Agreement to which such exceptions are being taken:

3.1. Organization, Good Standing and Qualification.

(a)         Each Group Company is duly organized, validly existing and in good standing under the laws of the place of its incorporation or establishment. Each Group Company has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and to perform each of its obligations hereunder and under any Principal Agreement which it may enter into pursuant to the terms hereof. Except as disclosed in Section 3.1(a) of the Disclosure Schedule, each Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required. Except as disclosed in Section 3.1(a) of the Disclosure Schedule, since its establishment, each Group Company has carried on its business in compliance with Applicable Laws in all material respects.

(b)         None of the Company or any Non-PRC Subsidiary (as defined below) has any material Liabilities or obligations or is a party to any Contract except in the ordinary course of business, other than (i) the Principal Agreements and such Contracts as are described in Section 3.1(b) of the Disclosure Schedule, and (ii) any Liabilities or obligations relating solely to the transactions contemplated by this Agreement, by the Principal Agreements or the Contracts described in Section 3.1(b) of the Disclosure Schedule.

(c)          Each Group Company established under the laws of the PRC (each a “PRC Subsidiary”) has a valid business license issued by the SAIC or branches of the SAIC, a true and complete copy of which has been delivered to the Investor, and has, except as disclosed in Section 3.1(c) of the Disclosure Schedule, carried on its business within the business scope set forth in its business license in all material respects since its establishment.

3.2.    Authorization.

(a)         All corporate action necessary on the part of each of the Company and the Company Warrantors and its officers, directors and shareholders has been taken for the authorization, execution, and delivery of the Agreement, and the performance by such Group Company of its obligations hereunder. All corporate action necessary on the part of each of the Company and the Company Warrantors and its officers, directors and shareholders will have been taken as of the Initial Closing for the authorization, execution, and delivery by such Group Company of the Principal Agreements to which it is a party, and the performance by such Group Company of its obligations thereunder.

(b)         This Agreement has been duly and validly executed and delivered by the Company and each of the Company Warrantors, and constitutes a legal, valid, and binding obligation of such party, enforceable against it/him/her in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. All the other Principal Agreements will have been duly and validly executed and delivered by the parties thereto (other than the Investor, if applicable) as of the Initial Closing, and assuming the due execution, and delivery by the Investor (if applicable), will constitute the legal, valid, and binding obligation of each of such parties thereto, enforceable against it/him or her in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3. Valid Issuance of Securities. The New Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued in compliance with all Applicable Laws, including those regulating the offer, sale or issuance of securities, will be fully-paid and non-assessable (to the extent such concept exists under Applicable Laws), and will be free of restrictions on transfer and other Encumbrances. The Investor will be the sole legal owner of, and will have good and marketable title to (i) 9,310,749 Series D Shares immediately following the Initial Closing and (ii) 1,269,648 Series D Shares immediately following the Second Closing. As of the Initial Closing, the Conversion Shares will have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Memorandum and Articles (as defined below), will be duly and validly issued, fully-paid, and non-assessable and will be free of restrictions on transfer and other Encumbrances.

3.4.    No Conflicts.

(a)         All Permits from any Government Entity or any other Person required to be obtained (other than such Permits as the Investor may be specifically required to obtain under

Applicable Laws) in connection with the execution, delivery and performance of the Principal Agreements, and the consummation of the transactions contemplated by the Principal Agreements have been duly obtained or completed, prior to or as of the Initial Closing or the Second Closing, as the case may be.

(b)           The execution, delivery, and performance of and compliance with each of the Principal Agreements and the consummation of the transactions contemplated by the Principal Agreements will not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, (w) any provision of the Constitutional Documents of each of the Company and the Company Warrantors, (x) any Applicable Laws, (y) any Material Contract, or (z) obligation to which any Group Company is a party or by which any Group Company is bound or (ii) accelerate or constitute an event entitling the holder of any indebtedness of any Group Company to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any material Encumbrance upon any of the properties or assets of any of the Group Companies.

3.5.    Capitalization. Immediately prior to the Initial Closing, the authorized share capital of the Company consists of the following:

(a)         Common Shares. A total of 195,504,449 authorized common shares of the Company of par value US$0.00025 per share (the “Common Shares”), of which 61,447,372 shares are in issue and outstanding.

(b)         Series A and Series A-1 Preferred Shares. A total of 36,400,000 authorized Series A-1 Preferred Shares of par value US$0.00025 per share (the “Series A-1 Shares”), of which 36,400,000 shares are in issue and outstanding, and a total of 27,932,000 authorized Series A Preferred Shares of par value US$0.00025 per share (the “Series A Shares”), of which 26,416,560 shares are in issue and outstanding.

(c)          Series B Shares. A total of 30,308,284 authorized Series B Preferred Shares of par value US$0.00025 per share (the “Series B Shares) of which 30,308,284 authorized shares are in issue and outstanding.

(d)         Series C Shares. A total of 5,728,264 authorized Series C Shares of par value US$0.00025 per share (the “Series C Shares” and collectively with the Series D Shares, Series A-1 Shares, Series A Shares and the Series B Shares, the “Preferred Shares” and collectively with the Common Shares, the “Shares”), of which 5,728,264 authorized shares are in issue and outstanding.

(e)          Series D Shares. A total of 18,000,000 authorized Series D Shares, none of which are in issue and outstanding.

(f)          Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Preferred Shares, (ii) up to 26,822,828 Common Shares reserved for issuance and 21,008,743 issued to employees of, and advisors and consultants to, the Company and the Subsidiaries pursuant to the Company’s 2010 share incentive plan, (iii) up to 98,853,108 Common Shares reserved for issuance upon the conversion of the Preferred Shares and (iv) the warrants to be issued in connection with the transactions contemplated herein, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Except as set forth in the Restated Shareholders Agreement, no shares of the Company’s outstanding share capital or shares issuable upon conversion, exercise or exchange of any outstanding options or other convertible, exercisable or exchangeable securities issued or issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person). There have been no exercises of the conversion rights of any Series A-1, Shares, Series A Shares, or Series B Shares since the issuance of each such class of securities.

(g)          Exhibit A attached hereto sets forth the capitalization of the Company immediately prior to the Initial Closing and immediately following the Second Closing, including the number of shares of the following: (i) issued and outstanding Common Shares; (ii) issued and outstanding stock options;(iii) issued and outstanding Preferred Shares; and (iv) warrants and any other share purchase rights, if any.

3.6.         Group Structure.

(a)         Section 3.6(a) of the Disclosure Schedule completely and accurately sets forth the complete and accurate shareholding structure and corporate information of each Group Company as of the date hereof.

(b)         Except as set forth in Section 3.6(a) of the Disclosure Schedule, none of the Group Companies has any Subsidiaries or owns or Controls, directly or indirectly, any interest in any other Person. Except as set forth in Section 3.6(b) of the Disclosure Schedule, none of the Group Companies maintains any representative offices or any branches. None of the Group Companies has any material outstanding contractual obligations to provide working capital to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(c)          All outstanding share capital of each Group Company not established under the laws of the PRC (each a “Non-PRC Subsidiary”) has been duly authorized, validly issued and non-assessable (to the extent that such concept exists under Applicable Laws) within the legally permissible timeframe with no personal liability attaching to ownership thereof, and free of Encumbrances, agreements, limitations in voting rights, transfer restrictions (except for any restrictions on transfer under Applicable Laws), and preemptive rights. No share capital of any Non-PRC Subsidiary was issued or subscribed to in violation of the preemptive rights of any Person, the terms of any agreement or any Applicable Laws, including those regulating the offer, sale or issuance of securities, by which such Non-PRC Subsidiary at the time of issuance or subscription was bound.

(d)         Except as set forth in Section 3.6(d) of the Disclosure Schedule, all outstanding registered capital of each PRC Subsidiary has been fully contributed (such contribution has been duly verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of the certified accountant evidencing such verification has been registered with the SAIC) with no personal liability attaching to ownership thereof, and free of Encumbrances, agreements, limitations in voting rights, transfer restrictions (except for the equity pledge under the Control Documents and any restrictions on transfer under Applicable Laws), and preemptive rights (except any restrictions or preemptive rights required under the Control Document and Applicable Laws). No registered capital of any PRC Subsidiary was obtained by the current holder thereof in violation of the preemptive rights of any Person, the terms of any agreement or any Applicable Laws, by which such PRC Subsidiary at the time of issuance or subscription was bound.

(e)          Except as set forth in Section 3.6(e) of the Disclosure Schedule, there are no resolutions pending to change the share capital or registered capital of any Group Company. Other than as contemplated by the Principal Agreements, or as otherwise agreed to by the Investor in writing, or as related to the Series D Shares, or as contained in the Control Documents, there are no outstanding options, warrants or other securities which upon conversion or exchange would require the issuance, sale or transfer or repurchase or redemption or acquisition otherwise of any interest in the share capital or registered capital of any Group Company; and there are no proxy, call right, pre-emptive rights, or other agreements, arrangements, or commitments of any character relating to the share capital or registered capital of any Group Company. Except as set forth in Section 3.6(e) of the Disclosure Schedule, other than the Principal Agreements, the Control Documents or as otherwise agreed to by the Investor in writing, (i) there are no outstanding Contracts under which any Person will purchase or otherwise acquire, or has the right to purchase or otherwise acquire, any interest in the share capital or registered capital of any Group Company; (ii) there are no dividends which have accrued or been declared but are unpaid by any Group Company; (iii) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to securities of any Group Company; (iv) there are no obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any of the interest in the share capital or registered capital of such Group Company; (v) there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any share capital or registered capital of any Group Company; and (vi) none of the Group Companies has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to any of their securities.

(f)          The Company controls the operations of each Group Company, and can properly consolidate the financial results for each Group Company in the consolidated financial statements for the Company prepared under Applicable GAAP.

3.7.    Offering. Subject to the truth and accuracy of the Investor’s representations set forth in Section 5 hereof, the offer, sale and issuance of the Purchased Shares pursuant to the terms hereof and the issuance of Conversion Shares upon conversion of any Series D Share are exempt from the registration requirements of any applicable securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action that would cause the loss of such exemption.

3.8.    Financial Statements.

(a)         The Company has delivered to the Investor the Audited Financial Statements, accompanied by an unqualified audit opinion issued by the auditors of the Company Group on the financial statements. The Audited Financial Statements have been prepared in conformity with US GAAP applied on a consistent basis, and present fairly the results of operations and cash flows of the Group Companies for the period covered and the financial condition of the Group Companies as of their respective dates.

(b)         The Company has delivered to the Investor the consolidated balance sheets of the Company as at December 31, 2011 (the “Statement Date”) and the related consolidated income statements and statements of changes in cash flow for the period then ended. Such interim financial statements have been prepared in conformity with US GAAP applied on a consistent basis, and present fairly the results of operations and cash flows of the Group Companies for the period covered and the financial condition of the Group Companies as of their respective dates.

(c)          None of the Group Companies has any material outstanding Liabilities, except Liabilities (i) that are reflected or disclosed in the most recent balance sheet therefor delivered to the Investor under Section 3.8(b), or (ii) that were incurred on or after the Statement Date in the ordinary course of business consistent with past practice.

(d)         All receivables of each Group Company are reflected in the most recent balance sheet therefor delivered to the Investor under Section 3.8(b), and represent sales or loans actually made in the ordinary course of business, and are current and materially collectible net of any reserves shown on the balance sheet.

(e)          Material files, documents, instruments, papers, books and records relating to the business, operations, conditions (financial or other), results of operations, and assets and properties of each Group Company have been maintained in accordance with sound business practice and contain no material misrepresentations.

3.9. Absence of Change. Since January 1, 2010, none of the Group Companies has declared or paid any dividend on its shares or registered capital, and since the Statement Date, except as contemplated by the Principal Agreements:

(a)         each of the Group Companies has (i) conducted its business in the ordinary course consistent with past practice, (ii) used its best efforts to preserve its business, (iii) collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice and (iv) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business;

(b)         none of the Group Companies has entered into any transaction in an amount in excess of RMB5,000,000 other than in the ordinary course of business consistent with past practice;

(c)          there has been no material adverse change in or affecting the business, financial condition, results, operations or prospects of any of the Group Companies;

(d)         there has been no damage to, destruction or loss of physical property (whether or not covered by insurance) materially affecting the business, financial condition, results, operations or prospects of any Group Company;

(e)          there has been no waiver of any material right or claim of any Group Company, or the cancellation of any material debt or claim held by any Group Company;

(f)          there has been no sale, assignment, exclusive license, Encumbrance upon or transfer of any tangible or intangible assets (including without limitation, Intellectual Property) of any Group Companies other than in the ordinary course of business consistent with past practice;

(g)          there has been no satisfaction or discharge of any Encumbrance or payment of any obligation by any of the Group Companies, except such satisfaction, discharge or payment made in the ordinary course of business consistent with past practice that is not material to the assets, properties, financial condition, operating results or business of any Group Company;

(h)         there has been no waiver, material change, amendment to or termination of a Material Contract or arrangement by which any of the Group Companies (or any of its assets or properties) is bound or subject, except for changes or amendments which are expressly provided for by the Principal Agreements;

(i)           there has not been any incurrence, commitment to incur, assumption or guarantee by any of the Group Companies of any indebtedness other than in the ordinary course of business (such as working capital loans) and in amounts in excess of RMB5,000,000 and on terms consistent with past practice;

(j)          except as set forth in Section 3.9(j) of the Disclosure Schedule, there has not been the creation or other incurrence of any material Encumbrance on any asset of any Group Company other than in the ordinary course of business consistent with past practice, and

(k)         there has not been any loan or advance to, guarantee for the benefit of, or investment in, any Person (including but not limited to any of the employees, officers or directors, or any members of their immediate families, of any Group Company) by any Group Company except for loans, pledges or guarantees made by a Group Company to another Group Company in the ordinary course of business and in accordance with Applicable law;

(l)           there has not been any resignation of or termination of the employment relationship of any Key Employee;

(m)        there has not been any capital expenditures made by any Group Company that aggregate in excess of RMB75,000,000;

(n)         there has not been any change in the nature or organization of, or any material change in the scope of, the business of any Group Company or disposal of the whole or its undertaking or property or substantial part thereof;

(o)         there has not been any material acquisition or formation of any Subsidiary, any branch companies, any equity interest in any Person or the whole or any substantial part of the undertaking, assets or business of any other Person or entering into any joint venture or partnership with any other Person, by any Group Company;

(p)         there has not been any sale, transfer, lease, or pledge of all or substantially all of the assets by any of the Group Companies, or entry into any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other corporate reorganization;

(q)         there has not been any sale, transfer, pledge or otherwise disposition of share capital or registered capital of any Group Company;

(r)          there has not been any issuances of Common Shares and Preferred Shares and there were options convertible into 21,008,743 Commons Shares; and

(s)          there has not been any agreement or commitment by any Group Company to do any of the things described in this Section 3.9.

3.10. Taxes.

(a)         Each of the Group Companies has timely filed all Tax Returns as required by Applicable Law. These Tax Returns are true, accurate, and complete and are not the subject of any material dispute nor are likely to become, to the knowledge of the Company or the Company Warrantors, the subject of any material dispute with any Government Entity. Each of the Group Companies has paid all Taxes due and no Tax Encumbrances are currently in effect or proposed against any of the assets of any of the Group Companies. Each Group Company has made all such deductions and retentions as it was obligated or entitled to make and all such payments as should have been made. All material loss carry-forwards as reported in the Company’s financial statements are valid and available under applicable Tax law to offset future taxable profits. All material Tax registrations have been completed in all applicable locations. Except as disclosed in Section 3.10(a) of the Disclosure Schedule, there is no material tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of the Group Companies or any of their respective properties or assets by any Government Entity. To the knowledge of the Company and the Company Warrantors, no tax-related government investigation, audit or visit or examination or audit of any tax returns or reports of any of the Group Companies by any applicable Government Entity, except any that are conducted by any Government Entity in its regular course of business, is planned for the next twelve months. There are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

(b)         None of the Group Companies is or has at any time been in violation of any Applicable Law regarding Tax which may result in any material liability or criminal or administrative sanction or otherwise having a Material Adverse Effect on the business or any Group Company, other than such violation that has been rectified or resolved and does not have any foreseeable liability or criminal or administrative sanction or otherwise.

(c)          Each Group Company has withheld individual income taxes and properly paid mandatory contributions to the statutory welfare or social security funds on behalf of all its employees in material compliance with the applicable regulations in each respective jurisdiction such that there shall be no material default or underpayment in respect of individual income taxes and mandatory contributions to the statutory social security funds. Since its formation, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in its ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

(d)         Each Group Company has made all deductions and withholdings in respect, or on account, of any material Tax from any payments made by it which it is obliged or entitled to make and has duly accounted in full to the appropriate authority for all material amounts so deducted or withheld.

(e)          All exemptions, reductions and rebates of material Taxes granted to any Group Company by a Government Entity are in full force and effect and have not been terminated. The transactions contemplated under the Principal Agreements are not in violation of any Applicable Law regarding Tax, and will not, to the knowledge of the Company and the Company Warrantors, result in any such exemption, reduction or rebate being cancelled or terminated, whether retroactively or for the future.

(f)          None of the Group Companies is responsible for any material amount of Taxes of any other Person by reason of contract, successor liability or otherwise.

(g)          No submissions by or on behalf of any Group Company made to any taxing authority in connection with obtaining Tax exemptions, Tax holidays, or reduced Tax rates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, Tax holidays or reduced Tax rates.

(h)         To the knowledge of the Company and the Company Warrantors after due inquiry, none of the Group Companies has been a “passive foreign investment company” as defined in the Code, for any taxable year.

(i)           Each of the Group Companies is treated as a corporation for income tax purposes. There has been no communication from any Tax authority relating to or affecting the Tax classification of any Group Company.

(j)          No Group Company has within the relevant statutory limitation period paid or become liable to pay material interest, penalty, surcharge or fine relating to Taxes.

(k)         The provisions for Taxes in the respective financial statements delivered to the Investor under Sections 3.8(a) and 3.8(b) are sufficient for the payment of all accrued and unpaid applicable Taxes of each Group Company, whether or not assessed or disputed as of the date of each such balance sheet.

(l)           Since the Statement Date, none of the Group Companies has incurred any Taxes other than in the ordinary course of business and each Group Company has made materially adequate provisions on its books of account for all Taxes.

(m)        No Group Company has been engaged in (and under no circumstances shall any Group Company be engaged in), or been a party to (and under no circumstances shall be a party to), any transaction or series of transactions of which the main purpose, or one of the main purposes, was the evasion of or unlawful deferral of Taxes in any taxing jurisdiction where the Group Company operates.

(n)         Each Group Company has conducted all material related party transactions at arm’s length.

(o)         To the knowledge of the Company and the Company Warrantors, after due and reasonable inquiry, no transaction contemplated under the Principal Agreements will trigger any material Tax liability.

3.11. Material Contracts.

(a)         Section 3.11(a) of the Disclosure Schedule lists each material outstanding Contract to which any Group Company is a party, to which any Group Company or its properties is subject, or by which any Group Company or its properties is bound, which is material to the business of the Group Companies (collectively, the “Material Contracts”).

(b)         Each Material Contract is legal, valid and subsisting under Applicable Laws, in full effect, enforceable by the parties thereto in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Applicable Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Applicable Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. To the knowledge of the Company and Company Warrantors, each Group Company, as applicable, has duly and materially performed its obligations under each Material Contract to the extent that such obligations to perform have accrued. To the knowledge of the Company and the Company Warrantors, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under any of the Material Contracts by any Group Company, or any other party or obligor with respect thereto, has occurred, or as a result of this Agreement or any other Principal Agreement, or the performance hereof or thereof, will occur. None of the Group Companies, or to the knowledge of the Company and the Company Warrantors, any of its officers, directors or employees, has given to or received from any Person any written notice or other communication regarding any alleged, possible, or potential material violation or material breach of, or material default under, any Material Contract.

(c)          There are no Contracts containing covenants that in any material way purport to restrict the business activity of any Group Company, or limit in any material respect the freedom of such entity to engage in any line of business that it is currently engaged in, or to compete in any material respect with any Person, or to obligate in any material respect such entity to share, license or develop any product or Intellectual Property.

(d)         Except as set forth in Section 3.11(d) of the Disclosure Schedule, there are no Material Contracts requiring any Group Company to share any profits, or make any payments or other distributions based on profits, revenues, cash flows or referrals with another Person.

(e)          To the knowledge of the Company and the Company Warrantors after due inquiry, the consummation of the transactions contemplated by this Agreement and the Principal Agreements will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any Group Company under any Material Contract.

(f)          None of the Material Contracts, nor performance of the terms thereunder, has or will (i) result in a violation or breach of any provision of the respective Constitutional Documents of any Group Company, or (ii) result in a material breach of, or constitute a material default under, or result in the creation or imposition of, any Encumbrance to which any Group Company or any of their respective properties is subject, or (iii) be a breach of any Applicable Laws.

(g)          None of Group Companies is a party to any Material Contract that purports to impose any restrictions or limitations upon the Investor or any of its Affiliates.

3.12. Transactions with Related Parties. To the knowledge of the Company and the Company Warrantors (i) none of the Group Companies is indebted, either directly or indirectly, to any Related Party in any material amount other than for payment of salary for services rendered and for reimbursement of reasonable expenses; (ii) no Related Party is materially indebted to any of the Group Companies or has any direct or indirect ownership interest (other than as a result of any ownership interest held in the Company) in any of the Group Companies; (iii) no Related Party has any Contract with any Group Company; (iv) no Related Party has any direct or indirect ownership interest, or contractual relationship, with any Person with which any of the Group Companies has a business relationship or any Person which, directly or indirectly, competes with any of the Group Companies (other than the ownership of less than five (5)% of the outstanding shares of a publicly traded company); and (v) to the knowledge of the Company and the Company Warrantors, no Related Party is, directly or indirectly, a party to or otherwise an interested party with respect to any Contract of which any Group Company is a party.

3.13. Litigation. Except as set forth in Section 3.13 of the Disclosure Schedule, there are no material litigations, proceedings, investigations (civil, criminal, regulatory or otherwise), arbitration claims, demands, grievances or inquiries (“Actions”) pending or threatened against or affecting any Group Company or, to the knowledge of the Company or any Group Company, any of their officers, directors or employees with respect to such Group Company’s businesses, assets or properties, nor are there any facts which are likely to give rise to any such Action that (i) is or would reasonably be expected to have a material adverse effect individually or in the aggregate on the condition (financial or otherwise), results of operations, business, operations, properties, assets (including intangible assets), liabilities or prospects of any Group Company or the Company Group taken as a whole (a “Material Adverse Effect”), or (ii) would individually or in the aggregate materially and adversely affect the ability of the Company to perform its obligations under the Principal Agreements. Except as set forth in Section 3.13 of the Disclosure Schedule, there are no material judgments unsatisfied against any Group Company or material injunctions to which any Group Company or any asset or property of the foregoing is subject.

3.14. Compliance with Applicable Laws and Instruments.

(a)         Except as set forth in Section 3.14(a) of the Disclosure Schedule, each of the Group Companies is, and at all times has been, in material compliance with all Applicable Laws (including without limitation, Order No. 10 and Circular 75).

(b)         The Group Companies do not conduct, and do not Control any Person who does conduct business directly in, and receive revenues of such business directly from, the United States and have no offices, assets or properties in the United States. The Group Companies have not targeted or solicited United States residents as customers or users of their products, systems and services.

(c)          Except as set forth in Section 3.14(c) of the Disclosure Schedule, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any of the Group Companies of, or a failure on the part thereof to comply with, any Applicable Laws, or (ii) may give rise to any material obligation on the part of any of the Group Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Except as set forth in Section 3.14(c) of the Disclosure Schedule, none of the Group Companies has received any written notice or other communication from any Government Entity regarding (x) any material actual, alleged, possible, or potential violation of, or failure to comply with, any Applicable Laws, or (y) any material actual, alleged, possible, or potential obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d)         None of the Group Companies or, to the knowledge of the Company and the Company Warrantors, any director, officer, agent, employee, or any other person associated with or acting for or on behalf of the Group Companies (individually and collectively, a “Company Affiliate”), has violated the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws, or has offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Government Entity, to any political party or official thereof, or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(i)           (w) influencing any act or decision of such Government Official in his official capacity, (x) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (y) securing any improper advantage, or (z) inducing such Government Official to influence or affect any act or decision of any Government Entity, or

(ii)          any Group Company in obtaining or retaining business for or with, or directing business to any Person.

(e)          None of (a) the Group Companies or (b) to the knowledge of the Company or the Company Warrantors, any of their respective officers, employees, directors or agents ((a) and (b) collectively, “Relevant Persons”) has engaged directly or indirectly in transactions connected with any of North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan, or otherwise engaged directly or indirectly in transactions connected with any government, country or other entity or person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control, including those designated on its list of Specially Designated Nationals and Blocked Persons and no Relevant Person is any such person or entity. No Relevant Person has taken any action in furtherance of any boycott that is not sanctioned by the United States. No Relevant Person has received unlicensed donations or engaged in any financial transaction while knowing or having reasonable cause to believe that such transaction poses a risk of furthering terrorist attacks anywhere in the world.

(f)          To the knowledge of the Company and the Company Warrantors, none of the beneficial owners of any interest in any Group Company is a Government Official.

(g)          None of the Group Companies is in violation of any term or provision of any indebtedness, mortgage, or Material Contract, the violation of which could, whether individually or in the aggregate, have a Material Adverse Effect. None of the Group Companies is in violation of its Constitutional Documents.

3.15. Control Documents.

(a)         Each party to the Control Documents has the legal right, power and authority (corporate and other) to enter into and perform its or his or her obligations under each Control Document to which it or he or she is a party and has taken all necessary action (corporate and other) to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Control Document to which it or he or she is a party.

(b)         Each Control Document constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)          The execution and delivery by each party named in each Control Document, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents as in effect at the date hereof, any applicable law, or any Material Contract to which a Group Company is a party or by which a Group Company is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company, or (iii) result in the creation of any lien, claim, charge or encumbrance upon any of the properties or assets of any Group Company, except for those under the Control Documents.

(d)         All consents required in connection with the Control Documents have been made or unconditionally obtained in writing, and no such consent has been withdrawn or be subject to any condition precedent which has not been fulfilled or performed.

(e)          The pledge of the equity interest of Shenzhen Xunlei pursuant to the Control Documents has been duly filed with the competent administration of industry and commerce. Each Control Document is in full force and effect and no party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document. None of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto.

3.16. Real and Personal Property.

(a)         Except as disclosed in Section 3.16(a) of the Disclosure Schedule, each Group Company has good and marketable title to its properties and assets in each case free and clear of any mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, except as disclosed in the Disclosure Schedule and except where the defects in the leasehold interests would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect, each Group Company is in compliance with such leases and, to its knowledge, each Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property or assets.

(b)         All material personal property of each of the Group Companies which is reflected in the most recent balance sheet therefor delivered to the Investor or which has been acquired by any Group Company since the Statement Date and which has not been disposed of in the ordinary course of such Group Company’s business is owned by such Group Company free and clear of any Encumbrances.

3.17. Intellectual Property.

(a)         Except as disclosed in Section 3.17(a) of the Disclosure Schedule, each Group Company owns exclusively, free of Encumbrances, all Intellectual Property registrations and applications held or filed in its name (“Registered IP”) and all of its other material proprietary Intellectual Property and owns or possesses adequate licenses or other rights to use other all Intellectual Property which is used to conduct the business of the Company or is necessary or sufficient to conduct any business as proposed to be conducted by the Group Companies, including without limitation, the Company’s online video business (all of the above Intellectual Property, collectively, “Company IP”). Except as disclosed in Section 3.17(a) of the Disclosure Schedule, no Group Company has, on a direct, contributory or similar basis, violated, infringed or misappropriated any Intellectual Property of any other Person nor does any Group Company know of any notices or any claims threatened in writing alleging any of the foregoing (including “cease and desist” letters or invitations to take a license), which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Person has violated, infringed or misappropriated any Company IP or challenged the ownership or use of the Company IP by the applicable Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect.

(b)         Except as provided in Section 3.17(b) of the Disclosure Schedule, no Group Company is subject to any Action or outstanding order or settlement agreement or stipulation with any Person that restricts in any manner the products or services of, or the use, transfer or licensing of Intellectual Property by the Group Companies, or their respective customers or users or may affect the validity, use or enforceability of any Company IP, except for those that would not reasonably be expected to have a Material Adverse Effect.

(c)          Each Group Company is in compliance with all material terms and conditions of all material licenses, sublicenses, and other agreements to which such Group Company is a party and pursuant to which any Person is authorized to use, exercise or receive any benefit from the Company IP except as would not be reasonably expected to have a Material Adverse Effect.

(d)         Except as provided in Section 3.17(d) of the Disclosure Schedule, no Group Company has (i) transferred or assigned any material Company IP; (ii) granted a license or right to use, or authorized the retention of any rights to use or joint ownership of, any material Company IP; or (iii) permitted the rights of any Group Company in material Company IP to lapse or enter the public domain. To the knowledge of the Group Companies, any rights in any material Intellectual Property related to the primary business conducted by any Group Company held by any employee of any Group Company have been assigned and transferred in writing to the Group Companies.

(e)          The Group Companies have delivered to the Investor accurate and complete copies of all material licenses, sublicenses and other agreements pursuant to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of any Person (including any of the foregoing involving “open source” or similar software). Each Group Company is in compliance with all material terms and conditions of all material licenses, sublicenses and other agreements to which such Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of any other Person; and the Company’s online video business has adequate licenses for at least eighty percent (80%) of the video titles available on the Company’s website. There is no material Action, assertion, claim or threatened claim, or facts that could serve as a basis for any Action, assertion or claim, that any Group Company has breached any terms or conditions of such licenses, sublicenses, or other agreements.

(f)          Section 3.17(f) of the Disclosure Schedule sets forth a complete list of the material Registered IP. All material Registered IP is owned by, registered or applied for solely in the name of a Group Company, is valid and subsisting and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company nor, to the knowledge of the Company and the Company Warrantors, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any of the material Company IP to become invalid, unenforceable or not subsisting.

(g)          Each Group Company has taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential information and trade secrets of such Group Company and the security, operation and integrity of their material software, networks, websites and systems (and the content stored or transmitted thereby).

(h)         To the knowledge of the Company and the Company Warrantors, the consummation of the transactions contemplated by the Principal Agreements will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration or increase of any payments with respect to, any licenses or agreements relating to any Company IP.

(i)           The Group Companies have taken all necessary reasonable actions to make themselves eligible for all “safe harbors” and other protections under Applicable Laws relating to liability for Intellectual Property infringement. The Group Companies have responded reasonably and promptly to all complaints received by any of them relating to Intellectual Property infringements (and other violations of the Law or inappropriate conduct), in each case, occurring through, assisted by or in connection with their products, services and systems, and have cooperated with content owners and their representatives to prevent or remedy any of the foregoing

3.18. Permits and Registrations.

(a)         Except as set forth in Section 3.18(a) of the Disclosure Schedule, each of the Group Companies has duly obtained or completed in accordance with Applicable Laws all material Permits from or with the relevant Government Entity or other Person required in respect of the due and proper establishment and operations of such Group Company as now being conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default in any material respect under any such Permit. Except as set forth in Section 3.18(a) of the Disclosure Schedule, none of the Company or the Company Warrantors has any reason to believe that any such Permits which are subject to periodic renewal will not be granted or renewed.

(b)         Each holder of beneficial ownership in the Company who is a “Domestic Resident” as defined in Circular 75 and is subject to the registration and other requirements under Circular 75 has duly completed and, if required, will maintain and renew, the registration with SAFE or competent branches of SAFE pursuant to Circular 75 (“Circular 75 Registrations”).

(c)          Except as set forth in Section 3.18(c) of the Disclosure Schedule, to the knowledge of the Company and the Company Warrantors, none of the Group Companies is in receipt of any letter or other communication from any Government Entity threatening or providing notice of revocation of any Permits for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. Except as set forth in Section 3.18(c) of the Disclosure Schedule, none of the Group

Companies has received any written inquiry, notification, order or any other form of official correspondence from any Government Entity with respect to any actual or alleged noncompliance with Order No. 10, Circular 75 and any other applicable PRC rules and regulations.

3.19. Environment.

(a)         Each of the Group Companies is in material compliance with Applicable Laws concerning health, safety or matters related to pollution or protection of the environment which are applicable to any of the Group Companies (the “Environmental Law”), and each of the Group Companies has obtained all necessary Permits required under the Environmental Law or by the competent Government Entity, if any, in order for the continual conduct by it of its business and operations as currently conducted, and there has been and is no material breach of any of the Environmental Law or any environmental Permit.

3.20. Officers, Employees and Labor.

(a)         To the knowledge of the Company and the Company Warrantors, each of the Group Companies has complied in all material aspects with all Applicable Laws relating to labor or employment, including provisions thereof relating to wages, hours, social welfare, equal opportunity and collective bargaining. There is no organized labor strike, dispute, slowdown or claim pending or, to the best knowledge of the Company and the Company Warrantors, threatened against or affecting any of the Group Companies that would not individually or in the aggregate have a Material Adverse Effect. None of the Group Companies has any Contract with any labor union.

(b)         None of the senior officers of the Group Companies nor any Key Employee has notified the Group Companies that such Person will cancel or otherwise terminate such Person’s relationship with the Group Companies, or is being terminated by the Group Companies. None of the Company and the Company Warrantors is aware that any Key Employee intends to terminate his/her/its respective employment, or plans to work less than full time in the future, or is currently working or plans to work for any other Person that competes with any Group Company, whether or not such employee is or will be compensated by such Person.

(c)          To the knowledge of the Company and the Company Warrantors, none of the employees of the Group Companies is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies, that would conflict with the business of the Group Companies as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to the relevant Group Company inventions conceived or reduced to practice or copyrights for materials developed in connection with services rendered to such Group Company. To the knowledge of the Company and the Company Warrantors, except as set forth in Section 3.20(c) of the Disclosure Schedule and except for inventions or copyrights that have been validly and properly assigned or licensed to the Group Companies, no inventions made or copyrights for materials developed by any employees of any Group

Company prior to their respective employment have been utilized during the course of or are necessary for the business operations of any Group Company.

(d)         To the knowledge of the Company and the Company Warrantors, the following will not conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any Contract, covenant or instrument under which any Key Employee is now obligated: (i) the execution, delivery and performance of any of the Principal Agreements; (ii) the adoption by the Company of the Restated Memorandum and Articles, (iii) the carrying on of any Group Company’s business by the employees thereof; and (iv) the conduct of the business of any Group Company as currently conducted or as proposed to be conducted. None of the execution, delivery and performance of the Principal Agreements or the adoption of the Restated Memorandum and Articles will (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any benefit plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in material benefits with respect to any employee, former employee, consultant, agent or director of the Group Companies.

(e)          Except as set forth on Section 3.21(e) of the Disclosure Schedule, none of the Group Companies has any pension, profit sharing, stock option, employee stock purchase or other plan providing for incentives or other compensation to employees (aside from any salary payable thereto in the ordinary course), or any other employee benefit plan Each of the benefit plans listed in Section 3.21(e) is and has at all times been in compliance in all material respects with all applicable provisions of Applicable Laws. Each Group Company is in material compliance with all Applicable Laws relating to its provision of any form of Social Insurance, and will have properly paid, or made provision for the proper payment of, all Social Insurance contributions required under Applicable Laws as of the Initial Closing.

(f)          To the best knowledge of the Company and the Company Warrantors, none of the directors or senior managers of any Group Company is a government official or holds any position with any Government Entity.

3.21. Insurance. Each Group Company has in full force and effect insurance policies in amounts customary for companies similarly situated, if any, and nothing has been done or omitted to be done by or on behalf of such Group Company that would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and there are no circumstances to give rise to such a claim or result in an increased rate of premium. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated hereby. No Group Company is in default under any of these policies and no Group Company has been refused any insurance coverage sought or applied for, or notified in writing that it will be unable to renew its existing insurance coverage.

3.22. Brokers. Except as set forth on Section 3.22 of the Disclosure Schedule, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of any of the Group Companies, the Selling Shareholders or any of their respective Affiliates in connection with the sale of the Purchased Shares, or the negotiation or consummation of the Principal Agreements, or any of the transactions contemplated by the Principal Agreements.

3.23. Disclosure. The Company and the Group Companies have fully provided the Investor with all material information that the Investor has requested for deciding whether to purchase the Purchased Shares. None of the Principal Agreements (including all Schedules thereto) or any other statements or certificates or other materials made or delivered, or to be made or delivered to the Investor in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. No representation or warranty by the Company or any Company Warrantor in this Agreement contains any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances in which they are made, not misleading.

SECTION 4

SECTION 4 REPRESENTATIONS AND WARRANTIES BY SELLING

SHAREHOLDERS

As a material inducement to the Investor to consummate the transactions set forth in this Agreement, each Selling Shareholder, severally and not jointly represents, warrants and covenants as to and in respect of itself (and no other Selling Shareholder or other party) to the Investor, as of the date hereof and each of the Initial Closing and the Second Closing, that, subject to such exceptions as may be set forth in the Disclosure Schedule with specific reference to the Section of this Agreement to which such exceptions are being taken:

4.1.         Authorization.

(a)         All corporate action necessary on the part of such Selling Shareholder and its officers, directors and shareholders has been taken for the authorization, execution, and delivery by such Selling Shareholder of the Agreement, and the performance by such Selling Shareholder of its obligations hereunder. All corporate action necessary on the part of such Selling Shareholder and its officers, directors and shareholders will have been taken as of the Initial Closing or the Second Closing, as the case may be, for the authorization, execution, and delivery by such Selling Shareholder of the Principal Agreements to which it is a party, and the performance by such Selling Shareholder of its obligations thereunder.

(b)         This Agreement has been duly and validly executed and delivered by such Selling Shareholder, and constitutes a legal, valid, and binding obligation of such Selling Shareholder, enforceable against it/him/her in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. All the other Principal Agreements to which such Selling Shareholder is a party will have been duly and validly executed and delivered by such Selling Shareholder as of the Initial Closing and will constitute the legal, valid, and binding obligation of such Selling Shareholder, enforceable against it/him or her in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Applicable

Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2. Valid Sale of Securities. The Existing Shares being sold by such Selling Shareholderare duly and validly issued in compliance with all Applicable Laws, including those regulating the offer, sale or issuance of securities, are fully-paid and non-assessable, and when sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein at each Closing, will be free of restrictions on transfer and other Encumbrances, other than the transfer restrictions under the Shareholders Agreement that have been waived in accordance with terms of the Shareholders Agreement. Immediately following each Closing, the Investor will be the sole legal owner of, and will have good and marketable title to the Existing Shares being sold by such Selling Shareholder.

4.3.    No Conflicts.

(a)         All Permits from any Government Entity or any other Person required to be obtained by such Selling Shareholder in connection with the execution, delivery and performance of the Principal Agreements by such Selling Shareholder, and the consummation of the transactions contemplated by the Principal Agreements by such Selling Shareholder have been duly obtained or completed.

(b)         The execution, delivery, and performance of such Selling Shareholder, and compliance with, each of the Principal Agreements by each Selling Shareholder and the consummation of the transactions contemplated by the Principal Agreements by such Selling Shareholder will not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, (w) any provision of the constitutional documents of such Selling Shareholder, (x) any Applicable Laws that are applicable to such Selling Shareholder, (y) any Material Contract to which such Selling Shareholder is a party, or (z) any material obligation to which such Selling Shareholder is a party or by which such Selling Shareholder is bound, or (ii) accelerate or constitute an event entitling the holder of any indebtedness of such Selling Shareholder to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any Encumbrance upon any of the properties or assets of such Selling Shareholder.

4.4. Litigation. Except as set forth in Section 4.5 of the Disclosure Schedule, there are no Actions pending (or, to the knowledge of such Selling Shareholder, any basis therefor or threat thereof) against or affecting any such Selling Shareholder or any of its officers, directors or employees that would individually or in the aggregate materially and adversely affect the ability of such Selling Shareholder to perform its obligations under the Principal Agreements to which it is a party.

SECTION 5

REPRESENTATIONS AND WARRANTIES BY INVESTOR

The Investor, represents, warrants and covenants to the Company and the Selling Shareholders, as of the date hereof and each of the Initial Closing and the Second Closing hereunder, as to and in respect of itself that:

5.1. Organization, Standing. The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

5.2. Authorization. The Investor has full power and authority to enter into and perform its obligations under each of the Principal Agreements to which it is a party. Each Transaction Agreement to which the Investor is a party has been duly executed and delivered by the Investor. Each Principal Agreement, when executed and delivered by the Investor and assuming the due execution and delivery of such Principal Agreement by the other parties thereto, will constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.3. No violation, etc. The execution, delivery and performance of this Agreement by the Investor and the other Principal Agreements to which it is a party will not: (a) violate any provision of the organizational documents of the Investor; (b) require the Investor to obtain any consent, approval or action of, or make any filing with or give any notice to, any Government Entity or any other third party pursuant to any agreement to which the Investor is a party; or (c) violate any applicable law or regulation of the country where the Investor is incorporated or any other jurisdiction in which the Investor maintains a business presence.

5.4. Purchase Entirely for Own Account. The Purchased Shares and the Conversion Shares (collectively, the “Securities”) will be acquired by the Investor for investment for the Investor’s or any of its Affiliates’ own account, and not with a view to the immediate resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

5.5.                                 Status of Investor. The Investor (i) is purchasing the Securities outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the “Act”) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction or (ii) is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Act.

5.6.                                 Restricted Securities. The Investor understands that the Securities it is purchasing are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances.

5.7. Legends. If the Investor should in the future decide to dispose of any of the Securities, the Investor understands and agrees that it may do so only in compliance with the Act and applicable state and foreign securities laws, as then in effect. The Investor agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Securities to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE FIFTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, DATED [•], 2012 BY AND AMONG THE COMPANY, ITS SUBSIDIARIES AND THE SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF SUCH SHAREHOLDERS AGREEMENT.”

SECTION 6

ADDITIONAL COVENANTS

6.1.                            Use of Proceeds.

(a)                            The Company will use the proceeds from the sale of Series D Shares hereunder for the expansion of business, capital expenditure, business operations, marketing and general corporate purposes.

(b)                            The Company will not and will cause each Group Company not to take any action with respect to the use of the proceeds from the sale of Series D Shares hereunder that would result in a violation by any Person investing or participating in the sale of Series D Shares hereunder of any regulation or statute administered by the Office of Foreign Assets Control of the United States Treasury Department (the “US Economic Sanctions”), including, without limitation, using the proceeds from the sale of Series D Shares hereunder to fund or otherwise engage in, directly or indirectly, (i) transactions with, or for the benefit of, any Government Entity, agent, representative or resident of, or any entity based or resident in, any of the following countries: North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan, or any other country with respect to which U.S. Persons, as defined in the US Economic Sanctions, are prohibited from doing business; or (ii) transactions with any entity or Person that is the target of U.S. economic sanctions, as designated by the U.S. Treasury Department Office of Foreign

Assets Control, including those designated on its list of Specially Designated Nationals and Blocked Persons.

6.2.                            Exclusivity. Starting from the date hereof until the earlier of (i) the Second Closing Date and (ii) the date this Agreement is terminated pursuant to Section 10 hereof, the Company and the Company Warrantors, jointly and severally, and each Selling Shareholder, severally and not jointly, undertake that the it or any of its Related Parties (other than the Selling Shareholders) shall not, directly or indirectly, (i) solicit, initiate, encourage or otherwise facilitate offers or proposals from, or engage in or continue any discussion or negotiation with, any other Person (other than the Investor) for the sale or other disposition of all or any portion of any interest in the equity or the assets of any Group Company or the merger, consolidation or other combination of any Group Company or such Group Company’s respective business or assets with any other Person (other than the Investor) except in the ordinary course of business or (ii) provide or offer to provide any information to any other Person (other than the Investor, or the representatives or agents, acting on behalf of any Investor) or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than the Investor, or the representatives or agents, acting on behalf of the Investor) to engage or seek to engage in any of the foregoing unless the Investor has failed to satisfy the conditions to closing set forth in Section 8 hereof.

6.3. Information Rights. Starting from the date hereof, the Company and the Company Warrantors shall, and shall procure each Group Company to, provide the Investor with the information rights set forth in the Amended Shareholders Agreement attached hereto as Exhibit C.

6.4. Books and Records. The Company and the Company Warrantors shall, and shall procure each Group Company to maintain proper books of record and account, in which full, true and correct entries in conformity with (i) the then adopted accounting principles consistently applied shall be made of all financial transactions and matters involving the properties and business of the respective Group Company; and (ii) all applicable requirements of any Government Entity.

6.5.                            Satisfaction of Conditions Precedent. As promptly as practicable, each of the Company, the Company Warrantors and the Selling Shareholders will, severally and not jointly: (i) take all actions required of such party and do all other things reasonably necessary, proper or advisable for it to consummate the transactions contemplated by the Principal Agreements to which it is a party, and to cause the satisfaction of the conditions applicable to it set forth in Section 7 hereof; (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such party pursuant to Applicable Laws in connection with the Principal Agreements and the sale of the Purchased Shares pursuant hereto and the consummation of the other transactions contemplated by the Principal Agreements; (iii) use best efforts to obtain, or cause to be obtained, all Permits (including any Permits required under any Contract) required or necessary to be obtained by such Party in order for it to consummate the transactions contemplated pursuant to the Principal Agreements to which it is a party; and (iv) coordinate and cooperate with the other Parties in exchanging such information and supplying such assistance as may be reasonably requested by the other Parties in connection with any filings and other actions to be made or taken in order to consummate the transactions contemplated pursuant to the Principal Agreements.

6.6. Control Documents. The Company shall within thirty (30) Business Days of the Initial Closing amend the Control Documents (including amendments to the provisions of the Control Documents and any appendixes thereto) and shall execute (i) a Technology Support and Application Services Agreement and (ii) a Business Consulting Services Agreement (which shall include a condition on effectiveness regarding the revision of the business scope of the WFOE) each of which shall constitute a “Control Documents” after execution, in form and substance acceptable to the Investor.

6.7. Constitutional Documents. The WFOE shall within thirty (30) Business Days of the Initial Closing duly adopt an amendment to its current articles of association in a form and substance acceptable to the Investor and in compliance with Applicable Law, and the WFOE shall use its reasonable efforts to obtain approval from, and make necessary filings to, the relevant Government Entity of such amended articles of association.

6.8. SAFE Registration. The Company shall use its best efforts to cause each holder of beneficial ownership in the Company who is a “Domestic Resident” as defined in Circular 75 and is subject to the registration and other requirements under Circular 75 to submit its updated Circular 75 Registration with SAFE or a competent branch of SAFE as soon as practicable and in any event within thirty (30) Business Days after the Second Closing.

6.9.                                 Internet Licenses. The Company shall use its reasonable efforts to obtain (i) a

Internet Publishing License and (i) a Internet News Services License as soon as reasonably practical after the Initial Closing.

6.10. WFOE and Shenzhen Xunlei Boards. The Company shall use its best efforts to cause WFOE and Shenzhen Xunlei to each appoint a person designated by the Investor as a member of its board of directors and take all necessary actions, execute all necessary documents and make all necessary governmental filings to enable such designated person(s) to become director(s) of the WFOE and Shenzhen Xunlei within sixty (60) Business Days of the Initial Closing.

6.11. Shenzhen Xunlei Option Agreement. The Company shall use its best efforts to cause Shenzhen Xunlei to take all necessary actions, execute all necessary documents and make all necessary governmental filings to bring effect to the Option Agreement as set forth in Section 7.12.

6.12. Conduct of Business. Except as otherwise permitted by the Principal Agreements or with the written consent of the Investor, from the date hereof to the earlier of (i) the Second Closing or (ii) the termination of this Agreement pursuant to Section 10, the Company and the Company Warrantor shall, and shall cause any other Group Company to:

(a)                            carry on its business in the ordinary course consistent with past practice and in substantially the same manner as conducted prior to the date hereof and use reasonable best efforts to preserve its relationships with customers, suppliers and others having business dealings with any Group Company;

(b)                            not amend its Constitutional Documents except as required hereunder or as required by Applicable Laws;

(c)                             not mortgage, pledge or subject to lien or any other Encumbrance, any of its material assets, whether tangible or intangible, except in the ordinary course of business consistent with past practice;

(d)                            not merge or consolidate, reorganize or amalgamate itself with or into any other Person or enter into any scheme of arrangement or other business combination with or into any other Person;

(e)                             not purchase the stock, assets or business of any other Person except in the ordinary course of business consistent with past practice and in quantities that are not material to the business of the Company;

(f)                              not incur Liabilities and/or obligations (including Liabilities with respect to indebtedness, capital leases or guarantees thereof) in excess of US$2,000,000 in the aggregate; except in the ordinary course of business consistent with past practice;

(g)                             not repay or prepay Liabilities and/or obligations in excess of RMB500,000 in the aggregate prior to their stated maturity;

(h)                            not enter into any new, or amend or alter (or commit to enter into, amend or alter) in any material respect any existing, employment or consulting agreements or any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, collective bargaining agreement or commitment (including any commitment to pay retirement or other benefits), trust agreement or similar arrangement adopted by it with respect to its own employees;

(i)                                not enter into any transaction not on an arms-length basis;

(j)                               not take any actions that (i) would result in any of the representations or warranties made in Section 3 hereof being untrue or misleading if given with reference to the facts and circumstances then existing, or (ii) would result in any of the covenants contained in this Agreement to be impossible to perform;

(k)                            not take any affirmative action or fail to take any reasonable action within its control as a result of which any of the changes or events listed in Section 3.9 is likely to occur; and

(l)                                not enter into any agreement or arrangement to do any of the things set forth above.

6.13. Notice of Developments.

(a)                            The Company will promptly advise the Investor (a) of any action or event of which it becomes aware which would have the effect of making untrue or misleading any such representations or warranties if given with reference to facts and circumstances then existing or which has the effect of rendering any such covenants incapable of performance, or (b) which might affect the willingness of a prudent investor to purchase any of the Purchased Shares or the amount of consideration which such investor would be willing to pay for the Purchased Shares. The Company and will promptly notify the Investor in writing of any pending or threatened action, proceeding or investigation by any Government Entity or any other Person (x) challenging or seeking material damages in connection with consummation of the transactions contemplated under the Principal Agreements, or (y) seeking to restrain or prohibit the consummation of transactions contemplated under the Principal Agreements.

(b)                            Each Selling Shareholder covenants, severally and not jointly, to promptly advise the Investor of any action or event of which it becomes aware which would have the effect of making untrue or misleading any representations or warranties made by such Selling Shareholder in the Principal Agreements to which it is a party if given with reference to facts and circumstances then existing or which has the effect of rendering any covenants made by such Selling Shareholder in the Principal Agreements to which it is a party incapable of performance. Each Selling Shareholder severally and not jointly covenants to promptly notify the Investor in writing of any pending or threatened action, proceeding or investigation by any Government Entity or any other Person (x) challenging or seeking material damages in connection with such Selling Shareholder’s consummation of the transactions contemplated by it under the Principal Agreements, or (y) seeking to restrain or prohibit its consummation of transactions contemplated under the Principal Agreements

6.14. Conversion Shares. The Company shall duly reserve Conversion Shares for issuance upon conversion of the Series D Shares, which Conversion Shares, upon issuance in accordance with the terms of the Restated Memorandum and Articles, will be duly and validly issued, fully-paid, and non-assessable and will be free of restrictions on transfer and other Encumbrances.

6.15. Due Performance. The Company and the Company Warrantors shall duly and promptly perform, and shall procure all Group Companies to (i) duly and promptly perform, all of their respective obligations under the Principal Agreements in accordance with the terms thereof, and to (ii) conduct their respective business in compliance with all Applicable Laws.

6.16. Confidentiality. Each of the Company, the Company Warrantors and the Selling Shareholders shall keep confidential, and shall cause its Affiliates, and its and their respective counsels, financial advisors, auditors and other authorized representatives, including, without limitation, their agents, employees, officers, and directors (collectively, the “Representatives”) to keep confidential, the terms and conditions hereof, of any predecessor agreement and of any Principal Agreement (collectively, the “Confidential Information”) except as the Investor agrees otherwise; provided that the Company, the Company Warrantors and the Selling Shareholders may disclose Confidential Information (i) to the extent advised by competent legal advisors that such disclosure is required by Applicable Laws and so long as, where such disclosure is to a Government Entity, such party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, to the extent permissible under the Applicable Laws, (ii) to the extent required by the rules of any stock exchange, (iii) to its officers, directors, employees and professional advisors as necessary to the performance of its obligations in connection with the Principal Agreements so long as each such Person to whom the Confidential Information is so disclosed agrees to keep such Confidential Information confidential.

6.17. Press Releases. None of the Parties hereto and their respective Representatives shall issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated hereunder or use the name of any Party or its Affiliates without obtaining in each instance the prior written consent of such Party except as may otherwise be required by law, regulation or judicial action.

6.18. Use of Group Company’s Logo. None of the Parties hereto shall use the names and logos of any of the other Parties or their Affiliates without obtaining in each instance the prior written consent from the Party in question, except for either Party’s names and logos to be used by the Party or its Affiliate in any marketing materials in the ordinary course of business.

6.19. WFOE Constitutional Documents. The WFOE shall duly adopt an amendment and restatement to its current articles of association and take such other necessary actions to reflect the Investor’s percentage shareholding of the Company.

6.20. Further Assurances. Each Party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party hereto may reasonably request to give effect to the terms and intent of this Agreement and any other Principal Agreements.

SECTION 7

SECTION 7 CONDITIONS TO CLOSING BY INVESTOR

The obligation of the Investor to consummate the Initial Closing and the Second Closing is subject to the satisfaction, or waiver at the Investor’s sole discretion, of the following further conditions:

7.1. Representations and Warranties. The representations and warranties set forth in Section 3, Section 4 or otherwise contained or referred to herein shall be true and correct as of the Initial Closing, as though made at such date with reference to the facts and circumstances existing at such time (except to the extent that a representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true as of such earlier date).

7.2. Performance. Each of the Company, the Company Warrantors and the Selling Shareholders shall have performed and complied with all agreements, obligations and conditions contained in the Principal Agreements which such party is required to perform or comply with on or before the Initial Closing.

7.3. Permits. All Permits of any competent Government Entity or any other Person that are required in connection with any of the transactions contemplated under the Principal

Agreements or under other agreements to be entered into in connection herewith shall have been duly obtained and shall continue to be in effect.

7.4. Proceedings and Documents. All corporate, legal and other proceedings taken by the Group Companies and the Selling Shareholders in connection with the transactions contemplated under the Principal Agreements and all documents incident thereto shall be satisfactory in form and substance to the Investor, and the Investor shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request, including without limitation:

(a)                            (i) Resolutions of the board of directors and shareholders of the Company and the Company Warrantors and their shareholders, authorizing and approving all matters in connection with this Agreement and the other Principal Agreements and the transactions contemplated hereby and thereby, (ii) resolutions of the board of directors of each of the Selling Shareholders, if applicable or such other authorization as may be required, authorizing and approving all matters in connection with this Agreement and the other Principal Agreements and the transactions contemplated hereby and thereby and (iii) the most recent good standing certificate with respect to the Company from the Registrar of Companies of the Cayman Islands, and a business license of each Subsidiary with the most recent annual inspection stamps of the applicable local branch of SAIC, each attached to a certificate executed by an officer or a director of the Company as of the Initial Closing date and the Second Closing date;

b)                                A certificate issued by a director of the Company as to the incumbency and signatures of the officers of the Company executing documents on behalf the Company in connection with the transactions contemplated by this Agreement; and

7.5.                                 No Litigation. There is no action, suit, proceeding or investigation that questions the validity of the Principal Agreements, the right of any party thereto to enter into the Principal Agreements, or the right to consummate the transactions contemplated by such Principal Agreements, or that is pending or threatened against any Group Companies or any of their respective property preventing or constraining the consummation of the transactions contemplated under the Principal Agreements. There shall be no Applicable Laws or other legal restraint in effect which prohibits or restricts the transactions contemplated by the Principal Agreements that would have a Material Adverse Effect and which is not waived by a competent Government Entity.

7.6. No Material Adverse Change. There shall not have been any change, event or effect (i) that is or would reasonably be expected to result in a Material Adverse Effect; (ii) in any banking, financial or capital market conditions or currency exchange rates or exchange controls since the date hereof that would materially and adversely impact any aspect of the transactions contemplated under the Principal Agreements; (iii) that is or would reasonably be expected to materially and adversely impair the validity or enforceability of this Agreement against the Company, the Company Warrantors or the Selling Shareholders; or (iv) that is or would reasonably be expected to materially and adversely affect the ability of the Company or any of the Company Warrantors to perform their obligations under the Principal Agreements or the transaction contemplated hereunder or thereunder.

7.7. Constitutional Documents. The Company shall have duly adopted an amendment and restatement to its current memorandum of association and articles of association in the form attached hereto as Exhibit B, and such amended and restated memorandum of association and articles of association (the “Restated Memorandum and Articles”) shall be in full force and effect as of the Initial Closing.

7.8. Amended Shareholders Agreement. Each of the Company, the Group Companies each of the Selling Shareholders shall have duly executed and delivered to the Investor the Fifth Amended and Restated Shareholders Agreement in the form attached hereto as Exhibit C (the “Amended Shareholders Agreement”).

7.9. Warrants. The Company shall have duly executed and delivered to the Investor (i) upon  the Initial Closing warrants to purchase 1,952,663 Series D Preferred Shares at US$3.380 per share and (ii) upon the Second Closing warrants to purchase 266,272 Series D Preferred Shares at US$3.380 per share, in each case, in the form attached hereto as Exhibit D (the “Warrants”).

7.10. Board of Directors. As of the Initial Closing, one individual designated by the Investor (the “Series D Director”) shall have been appointed to the board of directors of the Company.

7.11. Director Indemnification Agreement. The Company shall have entered into a director indemnification agreement with the Series D Director, in form and substance satisfactory to the Investor (the “Series D Director Indemnification Agreement”).

7.12. Shenzhen Xunlei Option Agreement. Prior to the Second Closing, the Company, the Investor and each of shareholders of Shenzhen Xunlei who are Selling Shareholders, or an Affiliate of a Selling Shareholder, shall have duly executed and delivered an agreement (the “Option Agreement”) pursuant to which a Person designated by the Investor shall have an option to become a shareholder of Shenzhen Xunlei with the same shareholding percentage as that of the Investor in the Company, which may be exercised by the Investor only as the Investor may reasonably believes is necessary to protect the Investor’s interest in the Company Group.

7.13. Legal Opinions. The Investor shall have received written opinions addressed to the Investor dated and delivered as of the Initial Closing and the Second Closing, substantially in the form of Exhibit E and Exhibit F attached hereto, from each of Cayman Islands counsel and PRC counsel for the Company.

7.14. Compliance Certificate.

(a)                                 The Company and the Company Warrantors shall have jointly delivered to the Investor a certificate as of the Initial Closing and the Second Closing, dated as of such date, (A) certifying that the conditions to the Initial Closing or Second Closing, as the case may be, set forth in Sections 7.1 to 7.6 have been satisfied, (B) attaching and certifying as true and complete (i) copies of the Constitutional Documents of the Company and each Group Company, as then in effect, including but not limited to the Restated Memorandum and Articles; (ii) copies of the board resolutions of the Company and the Company Warrantors authorizing and approving the transactions contemplated under the Principal Agreements; and (iii) copies of the shareholders resolutions, including any written consents, of the Company, the Company and the authorizing and approving the transactions contemplated under the Principal Agreements and the Restated Memorandum and Articles.

(b)                            Each of the Selling Shareholders shall have delivered to the Investor a certificate as of the Initial and Second Closing, dated as of such date, (i) certifying that the conditions to the Initial Closing or Second Closing, as the case may be, set forth in Sections 7.1 to 7.6 have been satisfied and (ii) certifying that the representations and warranties set forth in Section 4 are true and correct.

7.15. Necessary Permits. The Investor shall have received such Permits necessary for the consummation of the transactions contemplated under any of the Principal Agreements that it may enter into pursuant to the terms hereof.

SECTION 8

CONDITIONS TO CLOSING BY COMPANY AND SELLING SHAREHOLDERS

The obligation of the Company and the Selling Shareholders, severally and not jointly, to consummate the Initial Closing and Second Closing subject to the satisfaction, or waiver by the Company or the Selling Shareholders in writing, of the following further conditions:

8.1. Representations and Warranties. The representations and warranties of the Investor set forth in Section 5 shall be true and correct as of the Initial Closing and the Second Closing, as though made at such date with reference to the facts and circumstances existing at such time (except to the extent that a representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true as of such earlier date).

8.2. Performance. The Investor shall have materially performed and complied with all agreements, obligations and conditions contained in the Principal Agreements which the Investor are required to perform or comply with on or before the Initial Closing or the Second Closing, as the case may be.

8.3. Principal Agreements. The Investor shall have executed and delivered each Principal Agreements to which it is a party.

8.4.                            Investor Approvals. The Investor shall have obtained all necessary corporate or regulatory approvals, consents and qualifications, if any, for its execution, delivery and performance of its obligations in/or contemplated under the Principal Agreements.

SECTION 9

INDEMNITY; OTHER REMEDIES

9.1. Indemnity.

(a)                            Each of the Company, the Company Warrantors and the Founders, jointly and severally, hereby agrees to indemnify and hold harmless the Investor, its Affiliates, successors and assigns (each an “Indemnitee”) from and against any and all Indemnifiable Losses suffered by such Indemnitee, directly or indirectly, as a result of, or based upon or arising from (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements in or pursuant to any of the Principal Agreements made by the

Company, the Company Warrantors and the Founders (ii) liability for any Taxes (or the nonpayment thereof) of any Group Company for all taxable periods ending on or before the Second Closing date and the portion through the end of the Second Closing date for any taxable period that includes (but does not end on) the Second Closing, or (iii) liability for any Taxes of any person imposed by any Government Entity on any Group Company as a transferee, successor, withholding agent, accomplice, or party providing conveniences in connection with an event or transaction occurring before the Second Closing.

(b)         Each of the Selling Shareholders (other than the Founders), severally but not jointly, hereby agrees to indemnify and hold harmless the Indemnitees from and against any and all Indemnifiable Losses suffered by such Indemnitee, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements in or pursuant to any of the Principal Agreements made by such Selling Shareholder.

9.2. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Section 9, (i) no claim for indemnification pursuant to Section 9.1 may be made against any Indemnifying Party unless written notice of such claim is delivered to such Indemnifying Party on or prior to the date that is two (2) months after the date on which the 2012 Audited Financial Statements of the Company are delivered to the Investor, (ii) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.1 unless and until the amount of any claim for indemnification pursuant to Section 9.1 equals or exceeds RMB3,000,000 or its US$ equivalent, after which the Indemnifying Party shall be liable for the entire amount of any such claim; (iii) the maximum amount of claims for indemnification which may be recovered from the Company and the Company Warrantors pursuant to Section 9.1(a) shall be an amount equal to the aggregate consideration paid by the Investor for the New Shares and the Existing Shares sold by the Founders; (iv) the maximum amount of claims for indemnification which may be recovered from each Selling Shareholder (other than the Founders) pursuant to Section 9.1(b) shall be an amount equal to the aggregate consideration paid by the Investor for such Selling Shareholder’s portion of the Existing Shares. For the avoidance of doubt, the Founders do not have any indemnification obligations or indemnification liabilities to the Investor.

9.3. Procedure.

(a)         Any Indemnitee seeking indemnification with respect to any Indemnifiable Loss (an “Indemnified Party”) shall give notice to the party required to provide indemnity hereunder (the “Indemnifying Party”).

(b)         If any claim, demand or Liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity under this Section 9. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the Indemnified Party suffered by it in good faith, shall be conclusive in its favor against the Indemnifying Party.

9.4. Not Exclusive Remedy. This Section 9 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation or fraud.

SECTION 10

TERMINATION

10.1. Termination of Agreement. This Agreement and the transactions contemplated by this Agreement shall terminate:

(a)         subject to any agreement by the Company and the Investor to permit either the Initial Closing or the Second Closing at a later date, upon written notice by any Party hereto after the expiration of six (6) months from the date of this Agreement if the Initial Closing or the Second Closing, as the case may be, does not occur prior thereto;

(b)         upon the mutual consent in writing of the Company and the Investor;

(c)          in the event of any misrepresentation or other breach under this Agreement which materially affects the Company or the Investor hereto upon written notice by such affected party if such breach is not remedied within twenty (20) Business Days after a written notice thereof is given to the breaching party by the affected party; or

(d)         upon written notice from the Investor given to the other Parties hereto if there shall be any Applicable Laws that makes consummation of the transactions contemplated under the Principal Agreements illegal or otherwise prohibited which is not waived or repealed by a competent Government Entity within one (1) month of first becoming known to any Party hereto.

10.2. Effect of Termination. If this Agreement is terminated pursuant to the provisions of this Section 10, then this Agreement shall have no further effect, provided that, no Party hereto shall be relieved of any liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation; provided further that, the provisions of Section 3, Section 4, Section 9, Section 10.2 and Section 11 shall survive the expiration or early termination of this Agreement.

SECTION 11

MISCELLANEOUS

11.1. Binding Effect; Assignment. This Agreement shall be binding upon and shall be enforceable by each Party hereto, its successors and permitted assigns. The Investor shall have the right to assign all or part of its rights under this Agreement to any of its Affiliates. Except as provided in the preceding sentence, no Party hereto may assign any of its rights or obligations hereunder without the prior written approval of the other Parties hereto.

11.2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of New York.

11.3. Dispute Resolution.

(a)         Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity thereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven days after one party to the dispute has delivered to the other party a written request for such consultation. If within thirty days following the commencement of such consultation the Dispute cannot be resolved, the Dispute shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(b)         The Dispute shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in effect at the time of the commencement of the arbitration. The arbitration shall be administered by the Hong Kong International Arbitration Centre (the “Centre” or “HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration in effect at the time of the commencement of the arbitration. There shall be three arbitrators. Each party to the Dispute shall choose one arbitrator. The Secretary General of the Centre shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If any of the members of the arbitral tribunal has not been appointed within thirty days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.

(c)          The arbitral proceedings shall be conducted in English. To the extent that the UNCITRAL Arbitration Rules or HKIAC Procedures for the Administration of International Arbitration are in conflict with the provisions of this Section 11.3, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 11.3 shall prevail.

(d)         Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)          The award of the arbitral tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)          The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive law.

(g)          Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)         During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

11.4. Language. This Agreement has been executed in English language only. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

11.5. Amendments. Except as otherwise permitted herein, this Agreement and its provisions may be amended, changed, waived, discharged or terminated only by a writing signed by each of the Company, the Company Warrantors and the Investor, provided that any provisions of this Agreement applicable to the Selling Shareholders shall only be amended, changed, waived, discharged or terminated by a writing signed by each of the Parties hereto..

11.6. Notices. Except as otherwise agreed by the Parties hereto, all notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any Party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the address given for such Party on the signature pages hereof (or at such other address for such party as shall be specified by like notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five calendar days after delivery to or pickup by the overnight courier service.

11.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements.

11.8. Survival of Warranties. The warranties and representations of the Company and the Company Warrantors contained in this Agreement shall survive the Second Closing. All statements contained in any certificate or other instrument delivered by or on behalf of the Company and Company Warrantors pursuant to this Agreement shall be deemed representations and warranties of the Company and Company Warrantors under this Agreement. The warranties and representations of the Company and Company Warrantors or the Investor shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Parties hereto.

11.9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all Applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such Applicable Laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction

11.10. Remedies Cumulative. The rights and remedies available under this Agreement or otherwise available shall be cumulative with and in addition to all other rights and remedies and may be exercised successively.

11.11. Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.12. No Third Party Beneficiary. Except to the extent expressly stated otherwise, nothing in this Agreement is intended to confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any rights, benefits, or obligations hereunder.

11.13. Knowledge. In this Agreement, any reference to a Person’s “knowledge” means the actual knowledge of such Person and that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of the Person and its Affiliates who could reasonably be expected to have knowledge of the matters in question.

11.14. Costs and Expenses. At the Second Closing, the Company shall reimburse Primavera for costs and expenses, including without limitation, the legal, accounting, brokerage, consulting expenses in connection with the due diligence, negotiation, execution, delivery and performance of the Principal Agreements and the transactions contemplated by the Principal Agreements, which in the aggregate shall not exceed US$300,000 or such other amount as the Company and Primavera may agree.

11.15. Rules of Construction. Each Party agrees that it or he or she has been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.16. No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF the parties hereto have duly execute this Agreement as of the first date written above.

INVESTOR:	SKYLINE GLOBAL COMPANY HOLDINGS LIMITED

	By:	/s/ Kenneth Hong Kit Wong
Name: Kenneth Hong Kit Wong
Title: Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF the parties hereto have duly execute this Agreement as of the first date written above.

THE COMPANY:	XUNLEI LIMITED

	By:	/s/ Shenglong Zou
Name:
Title:

WFOE:	GIGANOLOGY (SHENZHEN) LTD.

	By:	/s/ Shenglong Zou
Name:
Title:

VIE:	SHENZHEN XUNLEI NETWORKING TECHNOLOGIES LTD.

	By:	/s/ Shenglong Zou
Name:
Title:

IN WITNESS WHEREOF the parties hereto have duly execute this Agreement as of the first date written above.

SELLING SHAREHOLDERS:	VANTAGE POINT GLOBAL LIMITED

	By:	/s/ Shenglong Zou
Name:
Title:

AIDEN & JASMINE LIMITED

	By:	/s/ Hao Cheng
Name:
Title:

BRIGHT ACCESS INTERNATIONAL LIMITED

	By:	/s/
Name:
Title:

IN WITNESS WHEREOF the parties hereto have duly execute this Agreement as of the first date written above.

SELLING SHAREHOLDERS:	MORNINGSIDE TECHNOLOGY INVESTMENTS LIMITED

	By:	/s/ Raymond Long Sing Tang
Name: Raymond Long Sing Tang
Title: Authorized Signature

	By:	/s/ Louise Mary Garbarino
Name: Louise Mary Garbarino
Title: Authorized Signature

CEYUAN VENTURES I., L.P.

	By:	/s/
Name: Title:

CEYUAN VENTURES ADVISORS FUND, LLC

	By:	/s/
Name:
Title:

Schedule A — Control Documents

1.                                 Loan Agreement dated December 22, 2010 among Giganology (Shenzhen) Ltd., Shenglong Zou, Hao Cheng, Fang Wang, Jianming Shi and Guangzhou Shulian Information Investment

2.                                 Loan Agreement dated May 10, 2011 between Shenglong Zou and Giganology (Shenzhen) Ltd.

3.                                 Share Disposal Agreement dated November 15, 2006 among Giganology (Shenzhen) Ltd., Shenzhen Xunlei Networking Technologies Co., Ltd., Shenglong Zou, Hao Cheng, Fang Wang, Jianming Shi and Guangzhou Shulian Information Investment (with a supplementary agreement dated May 10, 2011)

4.                                 Share Pledge Agreement dated November 15, 2006 among Giganology (Shenzhen) Ltd., Shenglong Zou, Hao Cheng, Fang Wang, Jianming Shi and Guangzhou Shulian Information Investment (with a supplementary agreement dated May 10, 2011)

5.                                 Business Operating Agreement and Power of Attorney dated November 15, 2006 among Giganology (Shenzhen) Ltd., Shenzhen Xunlei Networking Technologies Co., Ltd., Shenglong Zou, Hao Cheng, Fang Wang, Jianming Shi and Guangzhou Shulian Information Investment

6.                                 Power of Attorney dated May 10, 2011 executed by each of Shenglong Zou, Hao Cheng, Fang Wang, Jianming Shi and Guangzhou Shulian Information Investment

7.                                Exclusive Technical Support and Technical Services Agreement dated September 16, 2005 between Giganology (Shenzhen) Ltd. and Shenzhen Xunlei Networking Technologies Co., Ltd. (with a supplementary agreement dated November 15, 2006)

8.                                 Exclusive Technical Consulting and Training Agreement dated September 16, 2005 between Giganology (Shenzhen) Ltd. and Shenzhen Xunlei Networking Technologies Co., Ltd. (with a supplementary agreement dated November 15, 2006)

9.                                 Trademark and Domain Name Purchase Option Agreement dated November 15, 2006 between Giganology (Shenzhen) Ltd. and Shenzhen Xunlei Networking Technologies Co., Ltd. (with a supplementary agreement dated January 2, 2011)

10.                          Software and Know-how License Agreement dated November 15, 2006 between Giganology (Shenzhen) Ltd. and Shenzhen Xunlei Networking Technologies Co., Ltd.

Schedule B — List of Operating Entities

1.         Shenzhen Xunlei Networking Technologies Ltd., a limited liability company organized under the laws of the PRC.

2.         Xunlei Software (Shenzhen) Co., Ltd., a limited liability company organized under the laws of the PRC.

3.         Xunlei Games Development (Shenzhen) Co., Ltd., a limited liability company organized under the laws of the PRC.

4.         155 Networking (Shenzhen) Co., Ltd., a limited liability company organized under the laws of the PRC.

5.         Shenzhen Fengdong Networking Technologies Co., Ltd., a limited liability company organized under the laws of the PRC.

6.         Xunlei Networking (Beijing) Co., Ltd., a limited liability company organized under the laws of the PRC.

7.         Xunlei Software (Shenzhen) Co., Ltd., a limited liability company organized under the laws of the PRC.

8.         Xunlei Software (Nanjing) Co., Ltd., a limited liability company organized under the laws of the PRC.

9.         Zhuhai Qianyou Science and Technology Co., Ltd., a limited liability company organized under the laws of the PRC.

Schedule C — Number of Shares

Closing	Number of Series D Shares	Subscription Price for Series D Shares	Number of Existing Shares	Purchase Price for Existing Shares
Initial Closing	9,310,749	$3.544	4,432,003	$2.482
Second Closing	1,269,648	$3.544	604,364	$2.482
Total	10,580,397		5,036,367

Schedule D — Schedule of Selling Shareholders

Common Share	Total	Initial Closing	Second Closing
Vantage Point Global Limited	935,104	822,892	112,212
Aiden & Jasmine Limited	368,298	324,102	44,196
Series A
Bright Access International Limited	75,499	66,439	9,060
Series A-1
Morningside Technology Investments Limited	1,642,919	1,445,769	197,150
Series B
Ceyuan Ventures I., L.P.	1,929,936	1,698,344	231,593
Ceyuan Ventures Advisors Fund, LLC	84,611	74,457	10,153
Total	5,036,367	4,432,003	604,364

Schedule E-Key Employees

Sean Shenglong Zou
Steven Hao Cheng
Raymond Weimin Luo
Jun Zou

Exhibit A

Capitalization Table Immediately Prior to the Initial Closing and
Immediately Following the Second Closing

Exhibit B

Restated Memorandum and Articles

Exhibit C

Amended Shareholders Agreement

Exhibit D

Form of Warrant

Exhibit E

Form of Cayman Legal Opinion

Exhibit F

Form of PRC Legal Opinion